Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Urgent.ly Inc. of our report dated May 15, 2023, except for the reverse stock split discussed in Note 16, as to which the date is August 14, 2023, on our audits of the consolidated financial statements of Urgent.ly Inc. as of December 31, 2022 and 2021, and for the years then ended. which report is included in the Registration Statement on Form S-1 (No. 333-273463) and related Prospectus of Urgent.ly Inc., filed with the Securities and Exchange Commission. Our audit report includes an explanatory paragraph relating to Urgent.ly Inc.’s ability to continue as a going concern.

/s/ CohnReznick LLP

Tysons, Virginia
October 19, 2023